                                Offer to Purchase
                     All Outstanding Shares of Common Stock
             (Including the Related Preferred Stock Purchase Rights)

                                       of

                              Quality Dining, Inc.

                                       at


                           $5.00 Net Per Share in Cash

                                       by

                              QDI Acquisition LLC,
                            a wholly-owned subsidiary

                                       of

                                    NBO, LLC

--------------------------------------------------------------------------------
         The Offer and withdrawal rights will expire at 12:00 Midnight,
   New York City time, on Monday, June 5, 2000, unless the Offer is extended.
--------------------------------------------------------------------------------

                                                                     May 9, 2000


To:  Our Clients

         Enclosed for your consideration are the Offer to Purchase, dated May 9, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") in connection with the offer by QDI Acquisition LLC, a Delaware limited liability company ("Purchaser") and wholly-owned subsidiary of NBO, LLC, a Michigan limited liability company ("Parent"), to purchase all outstanding shares of common stock, without par value (the "Common Stock"), including the related preferred stock purchase rights issued pursuant to the Rights Agreement (as defined in the Offer to Purchase) (the "Rights" and, together with the Common Stock, the "Shares") of Quality Dining, Inc., an Indiana corporation (the "Company"), at a purchase price of $5.00 per Share, net to you in cash, without interest thereon. We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

         We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

         Your attention is invited to the following:

         1. The offer price is $5.00 per Share, net to you in cash, without interest.

         2. The Offer is being made for all outstanding Shares

         3. Following the consummation of the Offer, Parent intends to seek to have the Company consummate a merger or similar business combination with the Purchaser or another direct or indirect wholly-owned subsidiary of the Purchaser (the "Merger"). In the Merger, each then outstanding Share (other than Shares held by the Purchaser, the Parent or any of their respective wholly-owned subsidiaries and shares held by shareholders who properly exercise dissenter's rights, if any, available to them under Chapter 44 of the Indiana Business Corporation Law (the "IBCL")) would, by virtue of the Merger and without any action on the part of the holders of Shares, be converted into the right to receive in cash the per Share price paid in the Offer, payable to the holder thereof, without interest, less any required withholding tax.

         4. The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on Monday, June 5, 2000, unless the Offer is extended.

         5. The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) that number of Shares that, when added to the number of Shares beneficially owned by the Purchaser and the Parent, would represent at least a majority of all outstanding Shares on a fully diluted basis on the date of purchase, (2) the Rights being redeemed by the Board of Directors of the Company or the Purchaser being satisfied, in its sole discretion, that such Rights have been invalidated or are otherwise inapplicable to the Offer and the proposed Merger, (3) the acquisition of Shares pursuant to the Offer having been approved pursuant to Chapter 43 of the IBCL (the "Business Combination Statute") or the Purchaser being satisfied, in its sole discretion, that the Business Combination Statute is invalid or otherwise inapplicable to the Offer and the proposed Merger, (4) the Purchaser being able to vote the Shares acquired by it pursuant to the Offer without restriction or limitation under Chapter 42 of the IBCL, (5) the Purchaser being satisfied, in its sole discretion, that the proposed Merger can be consummated without the need for a supermajority vote of the Company's shareholders pursuant to Article VIII of the Company's Restated Articles of Incorporation, (6) the Purchaser being satisfied, in its sole discretion, that immediately following the consummation of the Offer, representatives of the Purchaser and/or Parent will constitute a majority of the Board of Directors of the Company and (7) the Purchaser being satisfied, in its sole discretion, that, upon consummation of the Offer and the proposed Merger, the Company will not be in default under any instrument evidencing the Company's then outstanding indebtedness. The Offer is also subject to certain other conditions set forth in the Offer to Purchase. See the Introduction and Sections 1 and 14 of the Offer to Purchase.

         6. Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

         The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal, and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort to comply with any such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

         If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

                        Instructions with Respect to the
                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
             (Including the Related Preferred Stock Purchase Rights)

                                       of

                              Quality Dining, Inc.


         The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 9, 2000 (the "Offer to Purchase") and the related Letter of Transmittal in connection with the Offer by QDI Acquisition LLC, a Delaware limited liability company ("Purchaser") and wholly-owned subsidiary of NBO, LLC, a Michigan limited liability company ("Parent"), to purchase all outstanding shares of common stock, without par value (the "Common Stock"), including the related preferred stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement (as defined in the Offer to Purchase), of Quality Dining, Inc., an Indiana corporation, at a price of $5.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

         This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Common Shares to Be Tendered*

--------------------------


Dated:              , 2000                                   --------------------------------------------------------
        --------- --

                                                             --------------------------------------------------------
                                                                                   Signature(s)

                                                             --------------------------------------------------------
                                                                                   Print Name(s)

                                                             --------------------------------------------------------

                                                             --------------------------------------------------------
                                                                                   Addresses(es)

                                                             --------------------------------------------------------
                                                                           Area Code and Telephone Number

                                                             --------------------------------------------------------
                                                                          Tax ID or Social Security Number


---------------------------
* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.


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